SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                                1934




        Date of Report (Date of earliest event reported):  August 1,2000
                                                          (July 26, 2000)

                            FRANKLIN RESOURCES, INC.
             (Exact name of registrant as specified in its charter)



       ....  DELAWARE....................1-9318...............13-2670991...
      (State or other jurisdiction    (Commission           (IRS Employer
       of incorporation)              File Number)        Identification No.)



        777 MARINERS ISLAND BLVD., SAN MATEO, CALIFORNIA........ 94404...
       (Address of principal executive offices)                 (Zip Code)


          Registrant's telephone number, including area code.(650) 312-3000


                   ----------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.         OTHER EVENTS

Franklin Resources, Inc. (the "Registrant") announced on July 26, 2000, that its Ontario incorporated, Canadian subsidiary, Templeton Management Limited ("Templeton") and Templeton's newly-formed wholly-owned subsidiary, FTI Acquisition Inc. ("FTI Acquisition"), had entered into an agreement (the "Agreement"), attached as Exhibit 2.1, with Bissett & Associates Investment Management Ltd., an Alberta incorporated, Canadian corporation, based in Calgary ("Bissett") pursuant to which the Registrant, through FTI Acquisition, will make an offer to the shareholders of Bissett to acquire all of the issued and outstanding common shares (the "Shares") of Bissett (the "Offer").

The Offer for the Shares will be made at $20.50 per Share(CND) ($US 13.99) in cash. Based on approximately 7 million fully-diluted Shares and transaction costs, the transaction is valued at approximately $US 98 million ($143 million
(CND)). In addition, prior to the consummation of the transaction, Bissett will pay a special dividend to Bissett shareholders from Bissett retained earnings of CDN $0.48 per Share. The Offer has the unanimous support of the board of directors of Bissett.

Pursuant to the Agreement, Bissett has agreed that it will not, directly or indirectly, solicit or initiate any inquiries, discussions or negotiations with any third party with respect to any acquisition proposal involving Bissett. Bissett may, in certain circumstances, if the transaction were not completed, be required to pay a non-completion fee in the amount of $US 1.9 million ($2.8 million (CND)). The formal Offer associated with the transaction is expected to be mailed to Bissett's shareholders on or before August 15, 2000. The Offer will be subject to various conditions, including a minimum of approximately 67% of the Shares being tendered to the Offer.

FTI Acquisition has also entered into lock-up agreements with certain shareholders of Bissett, which are attached as Exhibits 2.2, 2.3, 2.4 and 2.5. Pursuant to the lock-up agreements, holders of approximately 67% of the Shares have agreed to tender their holdings of the Shares to the Offer. The lock-up agreements may be terminated by such shareholders only in certain limited circumstances.

In addition, Templeton has entered into employment agreements with certain of Bissett's key employees, non-competition agreements with certain of Bissett's directors and has agreed to enter into an escrow agreement (attached as an exhibit to the lock-up agreements) with certain principal shareholders of Bissett. In connection with such lock-up and escrow agreements, certain of the parties thereto have agreed to invest 30% of the proceeds from the sale of their holdings of the Shares $US 16,907,000 ($24,775,890 (CND)) for five years in Bissett and (if they so elect) Templeton mutual funds on a reducing balance basis.

The obligations of Registrant and FTI Acquisition under the Agreement, and the Offer to be made pursuant thereto, are subject to the satisfaction of a number of conditions including the receipt of all applicable regulatory approvals as well as other customary conditions.

The purchase price for the Shares will be funded through Registrant's available cash.

Bissett provides investment advisory services throughout Canada to a broad range of clients including: institutional clients such as pension and other savings plans of corporations, municipalities, universities, endowments, and charitable foundations; mutual funds and pooled trusts including Bissett's own family of retail mutual funds as well as third party mutual funds; and private clients of both Bissett and other financial institutions. Bissett had approximately $5.5 billion (CND) ($US 3.8 billion) under management as of June 30, 2000.

Registrant's press release is also attached as Exhibit 99.


Item 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c)  EXHIBITS. The following exhibits are filed as part of the report:

      Exhibit 2.1 Acquisition Agreement dated July 26, 2000 among Franklin Resources, Inc. and FTI Acquisition and Bissett & Associates Investment Management, Ltd.

      Exhibit 2.2 Lock-up Agreement dated July 26, 2000 among Franklin Resources, Inc., Belmont Capital Management, and David A. Bissett.

      Exhibit 2.3 Lock-up Agreement dated July 26, 2000 among Franklin Resources, Inc., 571770 Alberta Ltd., and Nancy Grant Lazar, Frederick E. Pynn, and Michael A. Quinn.

      Exhibit 2.4 Lock-up Agreement dated July 26, 2000 among Franklin Resources, Inc., 604478 Alberta Ltd., and Kevin W. Wolfe.

      Exhibit 2.5 Lock-up Agreement dated July 26, 2000 among Franklin Resources, Inc., Guest Holdings Ltd., and Gowan T. Guest.

      Exhibit 99     Press Release issued on July 26, 2000 by Franklin
                     Resources, Inc.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                  FRANKLIN RESOURCES, INC.
                  (Registrant)


Date: August 1, 2000  /s/ Leslie M. Kratter
                     --------------------------
                     LESLIE M. KRATTER
                     Senior Vice President

                                  EXHIBIT INDEX

EXHIBIT NO.               DESCRIPTION


      Exhibit 2.1 Acquisition Agreement dated July 26, 2000 among Franklin Resources, Inc. and FTI Acquisition and Bissett & Associates Investment Management, Ltd.

      Exhibit 2.2 Lock-up Agreement dated July 26, 2000 among Franklin Resources, Inc., Belmont Capital Management, and David A. Bissett.

      Exhibit 2.3 Lock-up Agreement dated July 26, 2000 among Franklin Resources, Inc., 571770 Alberta Ltd., and Nancy Grant Lazar, Frederick E. Pynn, and Michael A. Quinn.

      Exhibit 2.4 Lock-up Agreement dated July 26, 2000 among Franklin Resources, Inc., 604478 Alberta Ltd., and Kevin W. Wolfe.

      Exhibit 2.5 Lock-up Agreement dated July 26, 2000 among Franklin Resources, Inc., Guest Holdings Ltd., and Gowan T. Guest.

      Exhibit 99     Press Release issued on July 26, 2000 by Franklin
                     Resources, Inc.